Exhibit 99

www. twitter. com/Ford Total Vehicle Retail Fleet Truck SUV Car 1 9 7,404 1 4 8 ,233 4 9 ,171 9 3 ,408 6 6 ,884 3 7 ,112 U.S. Sales Versus September 2017 -11 .2% -12.6% -6.7% -9.9% -2.7% -25.7% sales of 80,000 trucks three times this year. Ford SUVs are running at a gain. Lincoln’s Navigator posted a 77 percent gain, with 88 percent of – Mark LaNeve, Ford vice president, September marks seven straight months of F-Series topping 70,000 sales. Transaction pricing is running at record levels of $46,600 per truck, up $1,000 over a year ago. Super Duty transaction pricing totaled a record $59,100 per truck in September. Ford Trucks Ford brand SUV sales are running at a record pace this year through September. Expedition turned in a 27.4 percent gain on record transaction prices of $63,600 as customers opt for more high series Platinum SUVs. Ford SUVs As America’s best-selling sports car, Ford Mustang represents approximately one out of every three sports cars sold here. Ford sold 5,770 Mustangs in September, a slight decline compared to what we believe was a down month for the overall sports car segment. Ford Performance Representing just more than half the commercial van market, Ford’s overall van sales were down in September based on fleet order timing. Through last month, Ford van sales are up 3.8 percent, while Transit sales expanded 13.5 percent with 106,463 vans sold. Ford Commercial Vans Lincoln clients are loading up on Navigator, with high series Black Label SUVs spending on average just 12 days on dealer lots. Overall Navigator sales were up 77.3 percent last month, with transaction price gains of almost $30,000. The hottest market for Navigator ls California, with sales up 166.7 percent in September. Lincoln Ford Motor Company’s September U.S. sales declined 11.2 percent on total sales of 197,404 vehicles Ford’s overall average transaction pricing increased $1,500 for September, expanding more than twice the rate of the overall industry average Ford F-Series topped the 70,000-truck mark for the seventh straight month, selling 75,092 pickups in September. Three times this year, F-Series has sold above the 80,000-truck mark, while no other pickup has even surpassed 60,000 trucks sold in a month Ford Expedition results were up 27.4 percent on a total of 3,627 vehicles sold, while Ford EcoSport turned in sales of 4,577 SUVs Ford Mustang sales totaled 5,770 cars, representing a slight decline of 1.3 percent All-new Lincoln Navigator remains white hot, with overall sales up 77.3 percent. Lincoln’s luxury SUV is maintaining an incredibly rich mix of high series vehicles # # # A bo ut Ford Motor Comp any Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 201,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com. *U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data. H I G H L I G H T S For the industry, September presented a tough scenario for comparison due to strong performance a year ago resulting from pent-up and replacement demand following Hurricane Harvey in Houston, while September 2018 experienced some weather-related “F-Series posted its seventh straight month of sales above the 70,000-truck mark in September. As part of that run, F-Series has exceeded record pace this year. The Expedition turned in a strong 27 percent Navigators sold as high-trim series Black Label and Reserve models.” U.S. Marketing, Sales and Service impact due to Hurricane Florence. W I N N I N G P O R T F O L I O S E P T E M B E R 2 0 1 8 S A L E S F ord F-Series Tops 70,000-Truck Mark for Seventh Consecutive Month, W hile Ford Expedition Sales Jump 27. 4 Percent; Li ncoln Navigator Sales Up 77.3 Percent

# SEPTEMBER 2018 INVENTORY/FLEET RESULTS

## FORD MOTOR COMPANY

**SEPTEMBER 2018**

| | September 2018 | | September CYTD | |
|---|---|---|---|---|
| **Fleet Segment** | **Percent of Total Sales** | **YOY Change** | **Percent of Total Sales** | **YOY Change** |
| Rental | 5.5% | (0.0) points | 11.4% | (0.0) points |
| Commercial | 13.2% | 0.8 points | 13.0% | 1.0 points |
| Government | 6.2% | 0.4 points | 6.0% | (0.2) points |
| Total Fleet | 24.9% | 1.2 points | 30.5% | 0.7 points |

| | September 2018 | | August 2018 | | September 2017 | |
|---|---|---|---|---|---|---|
| **Gross Stock (incl. in-transit)** | **Units at Month-End** | **Days' Supply** | **Units at Month-End** | **Days' Supply** | **Units at Month-End** | **Days' Supply** |
| Cars | 115,125 | 78 | 118,819 | 85 | 135,471 | 71 |
| SUVs | 209,336 | 78 | 214,430 | 73 | 188,076 | 71 |
| Trucks | 279,696 | 75 | 272,602 | 72 | 295,644 | 74 |
| Total | 604,157 | 77 | 605,851 | 75 | 619,191 | 72 |

| | September 2018 | | August 2018 | | September 2017 | |
|---|---|---|---|---|---|---|
| **Dealer Stock (on ground)** | **Units at Month-End** | **Days' Supply** | **Units at Month-End** | **Days' Supply** | **Units at Month-End** | **Days' Supply** |
| Cars | 94,070 | 63 | 99,558 | 72 | 113,329 | 59 |
| SUVs | 174,346 | 65 | 174,216 | 60 | 154,168 | 58 |
| Trucks | 214,376 | 57 | 210,134 | 56 | 246,341 | 62 |
| Total | 482,792 | 61 | 483,908 | 60 | 513,838 | 60 |

## CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com